UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 9, 2007

Date of Report

(Date of earliest event reported)

Merix Corporation

(Exact Name of Registrant as Specified in Charter)

Oregon (State or Other Jurisdiction of Incorporation)	0-23818 (Commission File No.)	93-1135197 (IRS Employer Identification No.)

1521 Poplar Lane, Forest Grove, Oregon 97116

(Address of principal executive offices, including Zip Code)

503-359-9300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 9, 2007, Mark Hollinger notified Merix Corporation (the “Company”) of his resignation as the Company’s Chairman, President and Chief Executive Officer. A copy of the press release dated January 10, 2007 announcing Mr. Hollinger’s decision is filed as an exhibit to this current report on Form 8-K.

Following Mr. Hollinger’s resignation, the Board of Directors elected William C. McCormick as Chairman of the Board of Directors. Mr. McCormick was also appointed Interim Chief Executive Officer and President of the Company until a permanent Chief Executive Officer is appointed. Mr. McCormick, 72, has been a director of the Company since 1997 and Lead Director since 2005. He served as Chairman and Chief Executive Officer of Precision Castparts Corporation, a global $3 billion revenue manufacturing company, for ten years until his retirement in 2003. He is currently serving on the advisory committees of Aquitas Capital Management, Blue Point Capital and Riverlake Partners LLC, which are private equity firms focusing on small-to-medium sized manufacturing companies. He is also President of the William C. & Jani E. McCormick Foundation. Mr. McCormick also serves on the Board of Directors of Microfield, Inc., Homestead Capital, Albertina Kerr Foundation, Precision Wire Components, TECT Aerospace and SP Industries, Inc. and on the Technology Transfer Committee of the Providence Hospital System. Mr. McCormick’s compensation for serving as Interim Chief Executive Officer has not yet been determined,

Also on January 9, 2007, the Company appointed and designated Russell S. Pattee to serve as the Company’s “principal accounting officer” within the meaning of the rules and regulations of the Securities and Exchange Commission. Mr. Pattee, 43, has served as a Vice President, Corporate Controller and Treasurer of the Company since December 11, 2006. He previously served as the Corporate Controller and Assistant Treasurer of Louisiana-Pacific Corporation, a building materials supplier, from July 1994 until November 2006, and also served as its principal accounting officer.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release issued by Merix Corporation, dated January 10, 2007.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 16, 2007	/s/ Stephen M. Going Stephen M. Going Vice President, General Counsel and Secretary

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MERIX CORPORATION

FORM 8-K

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release issued by Merix Corporation, dated January 10, 2007.